As filed with the United States Securities and Exchange Commission on November 18, 2020
Registration No. 333-236423
Registration No. 333-227021
Registration No. 333-213118
Registration No. 333-206025
Registration No. 333-167664

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-236423
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-227021
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-213118
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-206025
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-167664
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OASIS PETROLEUM INC.
(Exact name of registrant as specified in its charter)

Delaware	80-0554627
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan (Full title of the plan)

Nickolas J. Lorentzatos
Executive Vice President, General Counsel and Corporate Secretary
Oasis Petroleum Inc.
1001 Fannin Street, Suite 1500
Houston, Texas 77002
(281) 404-9500
(Name, address and telephone number, including area
code, of agent for service)

Copy to:
Matt Pacey
Michael Rigdon
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Oasis Petroleum Inc. (the “Company”) to deregister all securities unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission:

•	Registration Statement No. 333-236423, filed on February 13, 2020, registering 1,500,000 shares of common stock under the Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan;

•	Registration Statement No. 333-227021, filed on August 24, 2018, registering 13,000,000 shares of common stock under the Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan;

•	Registration Statement No. 333-213118, filed on August 12, 2016, registering 8,000,000 shares of common stock under the Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan;

•	Registration Statement No. 333-206025, filed on July 31, 2015, registering 1,500,000 shares of common stock under the Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan; and

•	Registration Statement No. 333-167664, filed on June 21, 2010, registering 7,200,000 shares of common stock under the Oasis Petroleum Inc. 2010 Long Term Incentive Plan.
As previously disclosed, on September 30, 2020, the Company and certain of the Company’s wholly owned direct and indirect affiliates (collectively, “Oasis”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Company’s Chapter 11 Cases are jointly administered under the caption In re Oasis Petroleum Inc., et al., Case No. 20-34771.
As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on November 18, 2020. No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Act.

OASIS PETROLEUM INC.

By:	/s/ Nickolas J. Lorentzatos
Nickolas J. Lorentzatos
Executive Vice President, General Counsel and Corporate Secretary